Exhibit 10.3
SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) and the Release, which is attached and incorporated by reference as Exhibit A (the “Release”), are made by and between Janet L. Dick, (“Employee”) and American Medical Systems, Inc., and its respective parent and subsidiary corporations, affiliates, successors, predecessors, shareholders, present or former officers, directors, agents, employees, attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers (collectively referred to as “Employer” or “Company”).
The Employer and Employee (the “Parties”) wish to end their employment relationship in an honorable, dignified and orderly fashion. Toward that end, the parties have agreed to separate according to the following terms.
The Employer does not believe that it has any claims against the Employee, nor do the Parties believe that the Employee has any claims against the Employer. Nevertheless, the Parties have agreed upon the following separation terms, in full resolution of any actual or potential claims arising out of the Employee’s employment with and separation from Employer.
IN CONSIDERATION OF THIS ENTIRE SEPARATION AGREEMENT, THE PARTIES AGREE AS FOLLOWS:
     1. Employment Transition and Termination. From the date hereof through June 30, 2009 (the “Transition Period”), Employer will continue to employ Employee as Senior Vice President, Human Resources. During the Transition Period, Employee will perform her regular duties and responsibilities as Senior Vice President, Human Resources, and will assist in transitioning her responsibilities as requested by the Employer. The Employee agrees to work cooperatively, and will satisfy the Employer’s performance expectations during the Transition Period. During the Transition Period, Employee will continue to receive from Employer her current salary and other benefits to which she is currently entitled. Employee shall execute the Release within twenty-one (21) days of receiving this Agreement. Employee’s employment will terminate on June 30, 2009 (the “Termination Date”). Employee’s status as (a) an officer of American Medical Systems Holdings, Inc., American Medical Systems, Inc. and any of its direct and indirect subsidiaries, and (b) a member of the Employer’s employee benefits committee will also terminate effective as of the Termination Date. Employee shall execute the Release within twenty-one (21) days of receiving this Agreement.
     2. Consideration. Upon execution of this Agreement and the Release, and after the expiration of all statutory rescission periods without any rescission of the Release, the Employer shall provide the Employee with the severance payments and benefits set forth in this Section 2.
(a)	Severance Pay. The Employer shall pay the Employee $176,250, which is equal to nine months of her current annualized base salary in a lump sum with the first regular payroll following the expiration of all rescission periods after the Termination Date, subject to applicable withholding taxes. If the Employee has not commenced full-time employment by March 31, 2010, the Employer will pay the Employee additional severance in the form of salary continuation, in the monthly gross amount of $19,583.33 (the “Additional Severance Pay”), subject to applicable taxes and withholding, for each month during the period beginning April 1, 2010 and ending on June 30, 2010, during which the Employee has not commenced full-time employment; provided the Additional Severance Pay shall be reduced for each month by the amount fees, if any, the Employee is paid for part-time employment or consulting services provided in such month. In order to be eligible to receive Additional Severance Pay for any such month, the Employee must submit written or e-mail confirmation within 10 days of the end of each month, satisfactory to the Employer, stating that the Employee did not commence employment and the amount of wages or fees, if any, that the Employee is paid for part-time employment or consulting services in the prior month. The amount of such Additional Severance Pay shall be pro rated for the month during with Employee commences new employment.

(b)	2009 EVIP. The Employee will participate in the Company’s 2009 Executive Variable Incentive Plan (“2009JEVIP”) through the Termination Date and will be paid the bonus payable under the 2009 EVIP for achieving revenue and net income objectives for the second quarter of 2009 as if she were employed on the date such bonus is paid. In addition, Employee will be paid 50% of the bonus payable under the 2009 EVIP for achieving the 2009 cash flow objective as if she were employed on the date such bonus is paid; such amount to be paid at the same time the Company pays the bonus for achieving the 2009 cash flow objective to other participants in the 2009 EVIP. The Employee will not be eligible for a bonus under the 2009 EVIP for any period after the Termination Date.

(c)	Benefit Continuation. The Employer shall provide the Employee with information and election materials regarding continuation coverage in accordance with applicable state and/or federal law. If, after the Termination Date, the Employee elects continuation coverage under the Employer’s group Medical and Dental plans in accordance with applicable state and/or federal law and pays the full amount of the cost of continuation coverage in a timely manner in accordance with applicable state and/or federal law, then the Employer shall reimburse the Employee for a portion of the Employee’s monthly cost of such continuation coverage for the period ending on the earlier of (a) June 30, 2010, or (b) the date on which the Employee first becomes eligible to participate in another group health plan maintained by a future employer of Employee providing benefits to the Employee and her eligible family members. The portion of the cost of continuation coverage for which the Employer shall reimburse the Employee is the portion in excess of that portion the Employee would have been responsible had the Employee’s termination of employment not occurred. Employee will be reimbursed on a monthly basis as soon as practicable after the date the Employer has verified with the third party COBRA administrator that 100% of the prior month’s COBRA premium has been paid by the Employee.

(d)	Outplacement and Career Counseling Services. Employer shall make available to Employee outplacement and career counseling services of up to $15,000 during the one year period after the Termination Date.

(e)	Vacation/Floating Holidays/United Way Days. The Employer will pay the Employee for the Employee’s accrued and unused vacation/floating holidays/United Way days, as of the Termination Date.

(f)	Stock Options. The Employer and the Employee acknowledge and agree that, as of the Termination Date, Employee holds vested and unvested options to purchase shares of Common Stock of American Medical Systems Holdings, Inc., as set forth in the stock option schedule attached hereto (assuming Employee does not exercise any such vested options prior to the Termination Date). All such vested options shall remain exercisable until and expire at the close of business on March 31, 2010. All such unvested options will be forfeited.

(g)	Laptop Computer and PDA. Employee shall be permitted to keep the laptop computer and PDA provided to her by the Company after the Company’s information technology group has removed all Company data, files and images from such laptop and PDA.
     3. Compliance with Prior Agreements. The Employee acknowledges the legitimate Employer interests which the Restrictions set forth in Section 6 of the Change in Control Severance Agreement, dated April 2, 2007, between American Medical Systems Holdings, Inc. and the Employee (the “CIC Agreement”) are designed to protect. The Employee further agrees that the Restrictions set forth in Section 6 of the CIC Agreement are reasonable in their scope and duration, and are supported by adequate consideration, including but not limited to the benefits contained in the CIC Agreement and this Agreement. The Employee agrees that she will fully comply with those Restrictions in accordance with their terms. The Employee further agrees that she will fully comply with any prior agreements entered into with the Employer regarding assignment of inventions, trade secrets or confidentiality. The Employee also agrees not to divulge or use any trade secrets, confidential information, or other proprietary information of the Employer which she obtained, or to which she had access during her employment with the Employer.
     4. Release. In consideration of the compensation paid by and other undertakings of Employer stated in this Agreement, the Employee will execute the Release within twenty-one (21) days of receiving this Agreement and will re-execute the Release on or after the Termination Date. The Employee understands that she is not entitled to the compensation and benefits set forth in Sections 2(a), (b), (c) and (d) unless she signs, and does not rescind, the Release.
     5. Stipulation of No Charges. The Employee affirmatively represents that she has not filed nor caused to be filed any charges, claims, complaints, or actions against the Employer before any federal, state, or local administrative agency, court, or other forum. The Employee further waives any right to any form of recovery or compensation from any legal action filed or threatened to be filed by him/her or on her behalf based on her employment with, or separation of employment from, the Employer. This does not preclude the Employee from eligibility for unemployment benefits, and does not preclude or obstruct the Employee’s right to file a Charge with the Equal Employment Opportunity Commission (“EEOC”).

     6. Non-Disparagement. The Parties to this Agreement agree that they will make no disparaging or defamatory comments regarding the other Party. Furthermore, the Employee agrees not to assist or encourage in any way any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or make any other demands against Employer.
     7. Non-Admissions. The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement or the Release shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.
     8. Invalidity. In case any one or more of the provisions of this Agreement or Release shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and Release will not in any way be affected or impaired thereby.
9. Return of All Property and Commitment to Cooperate in Transition. The Employee shall return, on or before the Termination Date, and not retain in any form or format, all Employer documents, data, and other property in the Employee’s possession or control. The Employee will permanently delete from any electronic media in the Employee’s possession, custody, or control or to which employee has access, all documents or electronically stored images of the Employer. The Employee also agrees that she will, prior to the Termination Date, provide the Employer with a list of any documents that the Employee created or is otherwise aware that are password-protected and the password(s) necessary to access such documents. The Employee shall cooperate with the Employer and shall use the Employee’s best efforts to ensure that both the Employer’s interests and those of the Employee are mutually protected, and to be available, on a reasonable basis, to answer questions that may arise to achieve a smooth transition. The Employer’s obligations under this Agreement are contingent upon the Employee returning all Employer documents, data, and other property and cooperating with the Employer as set forth above.
     10. Withholding For Amounts Owed to Employer. Execution of this Separation Agreement shall constitute the Employee’s authorization for the Employer to make deductions from the Employee’s wage payments and/or severance payments, for the Employee’s indebtedness to the Employer, or to repay the Employer for unaccrued Paid Time Off already taken, employee purchases, wage or benefit overpayment, or other Employer claims against the Employee.
     11. Voluntary and Knowing Action. The Employee acknowledges that she has read and understands the terms of this Agreement and the Release, that she has been advised by the Employer to consult with an attorney, that she has had a sufficient opportunity to review this Agreement and the Release with her attorney, and that she is voluntarily and knowingly entering into this Agreement and the Release. The Employee agrees that no promise or inducement has been offered except as set forth in this Agreement and Release, and that the Employee is signing this Agreement without reliance upon any statement or representation by the Employer or any representative or agent of the Employer. The Employee understands that this Agreement and the attached Release will have a final and binding effect and that by executing this Agreement, she may be giving up legal rights.

     12. Entire Agreement. Except for any continuing obligations under the agreements set forth in Section 3 of this Agreement or any related Employer policy, this is the entire Agreement between the Employer and the Employee relating to the Employee’s termination from employment and, except as provided in Section 3 of this Agreement, supersedes any prior oral or written understanding between the parties.
     13. Invalidity and Severability. In case any one or more of the provisions of this Agreement or Release shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and Release will not in any way be affected or impaired thereby.
     14. Governing Law. This Agreement will be construed and interpreted in accordance with applicable federal laws and the laws of the State of Minnesota. If either party brings a legal action pursuant to this Agreement and Release including, but not limited to, an action to enforce its terms or to challenge its validity, such legal action shall be properly filed in a court of competent jurisdiction located in Hennepin County, Minnesota.

Janet L. Dick
June 8, 2009	/s/ Janet L. Dick

AMERICAN MEDICAL SYSTEMS, INC.
June 9, 2009	By:	/s/ Anthony P. Bihl, III
Anthony P. Bihl, III
President and Chief Executive Officer

EXHIBIT A
RELEASE
1.	Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:
(a)	“I,” “me,” and “my” include both me, Janet L. Dick and anyone who has or obtains any legal rights or claims through me.

(b)	“Company,” as used in this Release, shall at all times mean American Medical Systems, Inc., and its respective parent and/or subsidiary corporations, affiliates, successors, predecessors, shareholders, present and/or former officers, directors, agents, employees, and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers.

(c)	“My Claims” mean any and all of the actual or potential claims of any kind whatsoever I have now against the Company, regardless of whether I now know about those claims, that are in any way related to my employment with or separation (termination of employment) from the Company, including, but not limited to, claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, Equal Pay Act (“EPA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Minnesota Human Rights Act, Minnesota Stat. § 3 63 A et seq., Minnesota Statutes § 181 et seq., and any other federal, state, or local statute, law, rule, regulation, ordinance or order. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for discrimination, harassment, assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence,violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims.
2.	Agreement to Release My Claims. Except as stated in Paragraph 5, I agree to release (give up) and waive all My Claims against the Company. In exchange for my agreement to release My Claims, I am receiving satisfactory consideration (compensation) from Company to which I am not otherwise entitled by law, contract, or under any Company policy. The consideration I am receiving is a full and fair payment for the release of all My Claims. The Company does not owe me anything in addition to what I will be receiving.

3.	Older Workers Benefit Protection Act. I understand and have been advised that the above release of My Claims is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that the Company is giving me at least twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights. I agree that material and/or immaterial changes to this Release will not restart the running of this consideration period.

4.	Exclusions from Release. My Claims do not include my rights, if any, to claim the following: Unemployment Insurance benefits; claims for my vested post-termination benefits under any 401(k) or similar retirement benefit plan; my COBRA rights; my rights to enforce the terms of this Release; or my rights to assert claims that are based on events occurring after this Release becomes effective. In addition:
(a)	Nothing in this Release interferes with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA. I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC, by me, or any other party.

(b)	Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

(c)	Nothing in this Release limits any rights that I would otherwise have to be indemnified by the Employer, in my capacity as an officer or employee of the Employer, under the Employer’s Certificate of Incorporation, Bylaws, directors’ and officers’ insurance policy, Section 145 of the Delaware General Corporation Law or any indemnification agreement between the Company and me.

(d)	I agree that the Company reserves any and all defenses, which it has or might have against any claims brought by me. This includes, but is not limited to, the Company’s right to seek available costs and attorneys’ fees, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.
4.	Right to Rescind and/or Revoke. I understand that I have the right to rescind this Release only insofar as it extends to potential claims under the Age Discrimination in Employment Act (“ADEA”) by written notice to the Company within seven (7) calendar days following my signing this Release, and within fifteen (15) calendar days as to waiver of claims under the Minnesota Human Rights Act. Any such rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:
(a)	post-marked within the seven (7) or fifteen (15) day period;

(b)	properly addressed to Anthony P. Bihl, III, President and Chief Executive Officer, American Medical Systems, Inc., 10700 Bren Road West, Minnetonka, MN 55343-9679, and

(c)	sent by certified mail, return receipt requested.
I understand that the payment I am receiving for settling and releasing My Claims is contingent upon my agreement to be bound by the terms of this Release. Accordingly, if I decide to revoke this Release, I understand that I am not entitled to the payments offered in the attached Settlement Agreement.
6.	I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have been advised of my right to review this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by the Company or their attorneys. I understand and agree that this Release and the attached Separation Agreement, and any agreement referenced in Section 3 of the Separation Agreement, contain all the agreements between the Company and me. We have no other written or oral agreements.

Dated: 6-8-09	/s/ Janet L. Dick
Janet L. Dick

EXHIBIT A
RELEASE
1.	Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:
(a)	“I,” “me,” and “my” include both me, Janet L. Dick and anyone who has or obtains any legal rights or claims through me.

(b)	“Company,” as used in this Release, shall at all times mean American Medical Systems, Inc., and its respective parent and/or subsidiary corporations, affiliates, successors, predecessors, shareholders, present and/or former officers, directors, agents, employees, and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers.

(c)	“My Claims” mean any and all of the actual or potential claims of any kind whatsoever I have now against the Company, regardless of whether I now know about those claims, that are in any way related to my employment with or separation (termination of employment) from the Company, including, but not limited to, claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, Equal Pay Act (“EPA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Minnesota Human Rights Act, Minnesota Stat. § 3 63A et sec^, Minnesota Statutes § 181 et seg., and any other federal, state, or local statute, law, rule, regulation, ordinance or order. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for discrimination, harassment, assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims.
2.	Agreement to Release My Claims. Except as stated in Paragraph 5, I agree to release (give up) and waive all My Claims against the Company. In exchange for my agreement to release My Claims, I am receiving satisfactory consideration (compensation) from Company to which I am not otherwise entitled by law, contract, or under any Company policy. The consideration I am receiving is a full and fair payment for the release of all My Claims. The Company does not owe me anything in addition to what I will be receiving.

3.	Older Workers Benefit Protection Act. I understand and have been advised that the above release of My Claims is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that the Company is giving me at least twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights. I agree that material and/or immaterial changes to this Release will not restart the running of this consideration period.

4.	Exclusions from Release. My Claims do not include my rights, if any, to claim the following: Unemployment Insurance benefits; claims for my vested post-termination benefits under any 401(k) or similar retirement benefit plan; my COBRA rights; my rights to enforce the terms of this Release; or my rights to assert claims that are based on events occurring after this Release becomes effective. In addition:
(a)	Nothing in this Release interferes with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA. I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC, by me, or any other party.

(b)	Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

(c)	Nothing in this Release limits any rights that I would otherwise have to be indemnified by the Employer, in my capacity as an officer or employee of the Employer, under the Employer’s Certificate of Incorporation, Bylaws, directors’ and officers’ insurance policy, Section 145 of the Delaware General Corporation Law or any indemnification agreement between the Company and me.

(d)	I agree that the Company reserves any and all defenses, which it has or might have against any claims brought by me. This includes, but is not limited to, the Company’s right to seek available costs and attorneys’ fees, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.
5.	Right to Rescind and/or Revoke. I understand that I have the right to rescind this Release only insofar as it extends to potential claims under the Age Discrimination in Employment Act (“ADEA”) by written notice to the Company within seven (7) calendar days following my signing this Release, and within fifteen

(15) calendar days as to waiver of claims under the Minnesota Human Rights Act. Any such rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:
(a)	post-marked within the seven (7) or fifteen (15) day period;

(b)	properly addressed to Anthony P. Bihl, III, President and Chief Executive Officer, American Medical Systems, Inc., 10700 Bren Road West, Minnetonka, MN 55343-9679, and

(c)	sent by certified mail, return receipt requested.
I understand that the payment I am receiving for settling and releasing My Claims is contingent upon my agreement to be bound by the terms of this Release. Accordingly, if I decide to revoke this Release, I understand that I am not entitled to the payments offered in the attached Settlement Agreement.

I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have been advised of my right to review this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by the Company or their attorneys. I understand and agree that this Release and the attached Separation Agreement, and any agreement referenced in Section 3 of the Separation Agreement, contain all the agreements between the Company and me. We have no other written or oral agreements.

Dated: 6-30-09	/s/ Janet L. Dick
Janet L. Dick